UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

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Amarin Corporation plc (the “Company”) has established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s Special General Meeting of Shareholders to be held on February 28, 2023. Below are communications used by the Company beginning on February 17, 2023, which are posted to such website, including a press release, email to employees, and other communication. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information.

The following is a press release issued by the Company:

Amarin Urges Shareholders to Vote “Against” Sarissa’s Harmful Proposals at Upcoming General Meeting - IT HAS NO PLAN, NO NEW IDEAS AND AN UNDERQUALIFIED SLATE

The NEW Amarin and NEW Board is On the Right Track – Leading Independent Experts, ISS and Glass Lewis, Agree that Sarissa Representation is Not Warranted

Sarissa’s Misguided Campaign to Remove Amarin’s Chairman and Gain De Facto Board Control Would be Detrimental to Shareholder Value

Sarissa Continues to Spread Misinformation at the Expense of All Amarin Shareholders in its Self-Serving Attempt to Get on the Board

Deadline to Submit Votes for ADS Holders is 3 PM GMT (10 AM ET) on February 22, 2023, and 3 PM GMT (10 AM ET) on February 24, 2023, for Holders of Ordinary Shares

DUBLIN, Ireland and BRIDGEWATER, N.J., Feb. 17, 2023 (GLOBE NEWSWIRE) -- The Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) Board of Directors today issued the following statement reiterating to shareholders its recommendation to vote on the WHITE proxy card “AGAINST” all of Sarissa’s harmful proposals ahead of the General Meeting of Shareholders, which is scheduled to be held on February 28, 2023. Shareholders of record as of January 23, 2023, will be entitled to vote at the meeting. For ADS holders, the deadline to submit votes is 3 PM GMT (10 AM ET) on February 22, 2023, and for holders of ordinary shares, the deadline is 3 PM GMT (10 AM ET) on February 24, 2023.

The Amarin Board has one critical message for our shareholders: Amarin is at an inflection point, where upcoming pricing and reimbursement negotiations and decisions will chart the future for the Company, including ensuring M&A is a viable option. Our refreshed Board are the change agents the Company needs and have actively positioned the business to turn Amarin around and drive near- and long-term value.

As leading independent proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis & Co (“Glass Lewis”) recognized in their vote recommendations for Amarin’s WHITE proxy card “AGAINST” Sarissa’s proposals, the new and refreshed Board has already made significant changes over the last 18 months. Meanwhile, Sarissa has failed to make a compelling case for change. ISS and Glass Lewis’s recommendations are important third party endorsements that Amarin has the RIGHT strategy, RIGHT team and RIGHT Board to drive near- and long-term value. Here is why:

•

Critical expertise is needed and already on the Board today. Our Board is intimately involved in pricing and reimbursement discussions, including Chairman Per Wold-Olsen. Depriving the Company of essential advice and experience – by removing Mr. Wold-Olsen and adding seven underqualified candidates who have little to no expertise in this area – would be detrimental. Theoretical “shareholder representation” will not make up for this massive loss of experience and practical know-how. Additionally, nearly doubling the size of the Board for a company of our size does not make sense, and if anything, would put the Company at risk at a critical time.

•

Mr. Wold-Olsen is an essential guiding force. He has brought his wealth of experience to bear in every area of Amarin’s business. Mr. Wold-Olsen has direct relationships with European regulators that he is leveraging to benefit Amarin as we navigate the complexities of pricing and reimbursement negotiations and he works directly with management daily, demonstrating his unwavering commitment to Amarin’s success. The future of Amarin hinges on its ability to negotiate successful pricing in Europe – and Mr. Wold-Olsen is central to this effort. Sarissa is not.

•

Amarin’s Board is superior to Sarissa’s slate in every critical area. Amarin’s refreshed Board brings more than 260 years of critical expertise across international, in particular European, cardiovascular and related product launches, and healthcare investment which has been vital to Amarin’s early success. Sarissa’s underqualified nominees, on the other hand, collectively lack critical understanding of operating a pharma company and have minimal experience with European drug launches, pricing and reimbursement and commercial expertise.

•

Amarin has taken proactive and decisive action to succeed and drive value. The refreshed Board, alongside the new management team, have taken swift and proactive action. These steps have contributed to substantial progress in a short period of time across all facets of the business – strategic, operational and financial – and are reflected in Amarin’s performance in 2022 and early 2023.

•	Sarissa has an abysmal track record. We understand our shareholders’ frustration with Amarin’s stock price today, but it is critical that our shareholders consider the facts when Sarissa is on boards:

•	Median total shareholder return (“TSR”) at companies during the tenure of Sarissa nominated directors is NEGATIVE 24%[1]

•	Companies that Sarissa excluded from its presentation have a median TSR of a staggering NEGATIVE 59%[1]

•	In four instances, companies with Sarissa nominated directors LOST OVER 75% of their value[1]

The Amarin Board has been and continues to be 100% focused on advancing all of our shareholders’ best interests. Sarissa, on the other hand, purposefully provides shareholders with misinformation as part of its transparent attempt to do anything to get on the Board. Sarissa is only focused on serving its own self-interest at the expense of all Amarin shareholders. If Sarissa cannot be trusted to provide shareholders with the truth, why should it be trusted as a steward of shareholder value creation? The current Amarin Board is best equipped to guide the NEW Amarin and maximize shareholder value.

We strongly urge all shareholders to consider what is at stake and vote “AGAINST” Sarissa’s harmful proposals on the WHITE proxy card.

With Amarin’s February 28 General Meeting fast approaching, it is extremely important that you vote as soon as possible, no matter how many shares you own. Shareholders can switch their vote at any time by simply voting on the WHITE proxy card “AGAINST” all of Sarissa’s harmful proposals. Only the latest-dated proxy counts.

Amarin shareholders who need assistance in voting their shares may call Amarin’s proxy solicitors: Morrow Sodali at (800) 662-5200 (toll-free) or (203) 658-9400 (collect) or Okapi Partners at (844) 343-2625 (toll-free) or (212) 297-0720 (international).

Additional materials regarding the Board of Directors’ recommendations for the General Meeting can be found at www.voteamarin.com.

Advisors

J.P. Morgan is acting as financial advisor. Ropes & Gray LLP and Goodwin Procter LLP are acting as legal advisors to the Company.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

[1]

Statistics are based on the total stock return of companies where a Sarissa-affiliated director held tenure as a board member, from the market date immediately preceding their first date in-service, to the final date of their service or February 3, 2023. Companies with Sarissa-affiliated directors include VIVUS, Inc., Emmaus Life Sciences, Inc., ARIAD Pharmaceuticals, Inc., Aegerion Pharmaceuticals, Inc., The Medicines Company, Novelion Therapeutics, Inc., Bioverativ, Inc., Innoviva, Inc., Regulus Therapeutics, Inc., Armata Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., and Alkermes, Plc

The following is an employee email issued by the Company:

Dear Colleagues,

With the General Meeting approaching on February 28, I wanted to reach out to thank you all for your continued support and focus on advancing our business.

Amarin’s entire Board continues to believe that we have the right strategy, the right team and the right directors in place to drive near- and long-term value. Over the past few weeks, we’ve communicated that confidence in numerous conversations with shareholders and other third parties.

To that end, I am thrilled to share that ISS and Glass Lewis, the two leading proxy advisory firms that provide investors with voting recommendations and research, both recommended that shareholders vote AGAINST Sarissa’s proposals. In the reports, ISS and Glass Lewis clearly recognized that significant changes have already been made at Amarin over the last 18 months. These are important endorsements of what our team has achieved. You can read more about ISS’s recommendation here and Glass Lewis’s here.

Our Board strongly recommends that our shareholders vote on Amarin’s WHITE proxy card AGAINST Sarissa’s proposals to continue our positive momentum. Our refreshed Board has played an essential role in designing and overseeing Amarin’s transformation strategy and has helped us achieve the early progress we are seeing today.

I know many of you own shares of Amarin and have already voted against Sarissa’s proposals. On behalf of the entire Board, thank you for voting. For those of you that own shares and have not yet voted, there is still time to vote. Every vote is important, no matter how many shares you own.

For ADS holders, the deadline to submit votes is 3 PM GMT (10 AM ET) on February 22, 2023, and for holders of ordinary shares, the deadline is 3 PM GMT (10 AM ET) on February 24, 2023.

If you have any additional questions or need assistance in voting your shares, please call our proxy solicitors: Morrow Sodali at (800) 662-5200 (toll-free) or (203) 658-9400 (collect) or Okapi Partners at (844) 343-2625 (toll-free) or (212) 297-0720 (international).

We appreciate your continued dedication to Amarin and to the patients that we serve.

Regards,

Karim Mikhail

President & Chief Executive Officer

Consistent with company policy, if you receive any inquiries from members of the media, analysts, or investors, please direct them to Mark Marmur.

Forward-Looking Statements

This communication contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

The following is a statement posted by the Company on Twitter:

$AMRN’s General Meeting is fast approaching. @issgovernance and @GlassLewis agree that our Board has the right expertise to drive change and value creation at Amarin - #Sarissa nominees do not. Vote today AGAINST Sarissa’s harmful proposals on the WHITE proxy card.